Exhibit 99.1

BioDelivery Sciences Closes $6 Million Transaction with Meda

BDSI extends worldwide distribution rights for ONSOLIS to Meda AB

RALEIGH, N.C., January 5, 2009 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) and Meda AB today announced an expansion of their commercial partnership that provides Meda with worldwide exclusive rights to distribute the company’s lead product candidate ONSOLIS™, a treatment for breakthrough pain in opioid tolerant patients with cancer. The transaction will give Meda exclusive rights to distribute ONSOLIS in all countries except Taiwan and South Korea for a one time cash payment to BDSI of $3 million. The royalty rate will be the same as that agreed to for distribution rights in Europe. BDSI has previously granted Meda the rights to distribute ONSOLIS in the U.S., Canada, Mexico, and Europe and will retain the rights for Taiwan and South Korea.

BDSI and Meda have also agreed on a $3 million advance by Meda against the anticipated aggregate $30 million approval milestone owed by Meda for ONSOLIS. Based on a review period as indicated to BDSI by the Food and Drug Administration (FDA) of up to six months, approval of ONSOLIS is anticipated during the second quarter of 2009. Additionally, as a result of continuing dialogue between BDSI and Meda and their monitoring of the opioid market in preparation for the commercial launch of ONSOLIS, the companies have agreed to make certain adjustments to Meda’s commercial plan in North America.

“We are very gratified to start 2009 off in such a positive fashion,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “This $6 million in total proceeds will allow us to continue to support the regulatory and manufacturing requirements for ONSOLIS in preparation for approval and launch that we continue to anticipate in the second quarter of 2009, and will also allow us to progress our other pipeline products. When we received our Complete Response letter from FDA, we indicated our plan to seek a financing vehicle that limited dilution to our stockholders. This transaction, which required no issuance of equity by BDSI, achieves that important corporate objective. Just as important, we believe these transactions demonstrate Meda’s continued commitment to our commercial partnership and to ONSOLIS.”

ONSOLIS (formerly known as BEMA™ Fentanyl), the company’s lead product in development, is a potential treatment for “breakthrough” pain in opioid tolerant patients with cancer.

Additional information regarding this transaction will be available in BDSI’s Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ:BDSI) is a specialty pharmaceutical company that is focused on developing innovative products to address growing market opportunities, including conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner, and commercialize new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the Company’s patented BEMA buccal soluble film technology: ONSOLIS, a potential treatment for “breakthrough” pain in opioid tolerant patients with cancer, and BEMA Buprenorphine, a second analgesic with at least one potential target indication for the treatment of moderate to severe pain. The company is working with its BEMA technology and its patented Bioral® cochleate technology on products targeted at conditions common to oncology and surgical patients such as pain and infections. The company headquarters is located in Raleigh, North Carolina, and its principal laboratory is located in Newark, New Jersey. For more information please visit www.biodeliverysciences.com.

Cautionary Note on Forward-Looking Statements

Except for the historical information contained herein, this press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation: (i) actual sales results and royalty or milestone payments, if any, (ii) the application and availability of corporate funds and the Company’s need for future funds, or (iii) the timing for completion, and results of, scheduled or additional clinical trials and the FDA’s or other regulatory review and/or approval and commercial launch of the Company’s formulations and products and regulatory filings related to the same, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Contact

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

+1 919-582-9050

amedwar@bdsinternational.com